Exhibit 10.20

In connection with its acquisition of Valley Forge Asset Management Corp., Susquehanna entered into the attached Contingent Earnings Agreement. Under the agreement, Bernard A. Francis, Jr., a named executive officer of Susquehanna, is entitled to certain contingent earnings payments. These payments will be made up to and including 2005. Mr. Francis is also entitled to certain bonus payments as set forth in Section 3.04 of the agreement.

CONTINGENT EARNINGS AGREEMENT

This Contingent Earnings Agreement is made as of the 23rd day of December, 1999 to be effective as hereinafter provided, by and among SUSQUEHANNA BANCSHARES, INC., a Pennsylvania business corporation and a registered Bank Holding company under the Bank Holding Company Act of 1956, as amended (“SBI”), VALLEY FORGE ASSET MANAGEMENT CORPORATION, a Pennsylvania corporation (“VFAM”) and the persons identified as Associates on the signature page hereto (together, the “Associates Group” and individually, the “Associate”).

RECITALS

The Associates Group are employees or business associates of VFAM, and have contributed to the growth and profitability of VFAM’s business; and, VFAM would like to induce them to continue contributing in the future.

Upon the closing date (the “Closing Date”) of the Stock Purchase Agreement dated December 23rd 1999 by and among SBI, VFAM and certain other parties, SBI will acquire directly or indirectly all of the outstanding capital stock of VFAM.

AGREEMENT

In consideration of the foregoing and the mutual promises herein contained, the parties hereto, intending to be legally bound by these presents, hereby agree as follows:

CONTINGENT EARNINGS PAYMENTS

Section 1.01 Contingent Earnings. SBI shall cause VFAM to pay to the escrow agent (the “Escrow Agent”) appointed in accordance with the Escrow Agreement to be dated the Closing Date (the “Escrow Agreement”), among the Escrow Agent, VFAM, the Associates’ Representative hereinafter named and SBI, certain contingent amounts (the “Contingent Earnings”), to be distributed eventually to the members of the Associates Group in accordance with the terms of this Agreement. Such Contingent Earnings shall be calculated and paid to the Escrow Agent if and when earned each VFAM Fiscal Year until a maximum of $4,500,000 of Contingent Earnings has been paid to the Escrow Agent pursuant to this Agreement. For the purposes of this Agreement the term “Fiscal Year” shall mean a twelve month period ending on December 31; provided, however that the first Fiscal Year under this Agreement shall commence on the later of January 1, 2000 or the Closing Date and shall end on December 31, 2000. The maximum amount potentially payable to each Associate is set forth on a Schedule A-1, which is being separately provided to each Associate, and an example of which is attached to this Agreement.

Section 1.02 Calculation of Contingent Earnings.

(a) As of the end of each Fiscal Year of VFAM, beginning with calendar year 2000, VFAM shall determine whether a Contingent Earnings payment is due with respect to such Fiscal Year. The Contingent Earnings for a Fiscal Year are and shall be determined by taking VFAM’s Adjusted Pre-tax Profit (hereinafter defined) in excess of $2,300,000 (“Excess Earnings”) and multiplying such Excess Earnings by 5, then deducting from that result any amounts paid as Contingent Earnings payments in prior years, as illustrated in Schedule A-3.

(b) In this Agreement, “Pre-tax Profit” means for any Fiscal Year, VFAM’s income Before Provision for Income Taxes, determined in accordance with Generally Accepted Accounting Principles and “Adjusted Pre-Tax Profit” means for any Fiscal Year the figure obtained after making additions and adjustments to Pre-Tax Profit for any applicable items set forth in subsections (c), (d) and (e), following, as illustrated in Schedule A-3.

(c) In calculating Adjusted Pre-Tax Profit, the following items shall be eliminated and not taken as expenses in this calculation: (i) management fees or similar charges or expenses by SBI; provided, however, that charges by SBI for reasonable and necessary business products or services of the type customarily purchased by VFAM which can be provided to VFAM by SBI (for example, insurance or auditing) may be allowed as expenses for up to the amount paid by VFAM for such products or services in the past, plus moderate vendor induced increases, with only the excess being eliminated; (ii) allocation of any overhead by SBI or affiliates thereof; (iii) intercompany interest expense except interest at a reasonable rate on up to $100,000 of debt or equity provided by SBI to VFAM for VFAM to comply with NASD net capital requirements, or intercompany interest expense on any VFAM borrowings or capital infusions approved by Joseph J. Miller, Jr. or the Associates’ Representative; (iv) Contingent Earnings expensed pursuant to this Agreement whether as amortization of good will or otherwise, (v) amortization of good will or other intangible assets, and (vi) income taxes.

(d) Unless approved by VFAM’s Board of Directors (which approval shall be subject to objection and dispute resolution in accordance with Section 1.08 or 4.02 hereof) and except as otherwise provided in paragraph (e) of this Section 1.02, the following items shall likewise be eliminated and not taken as expenses in this calculation: (i) any category of expense (net of related revenue) not included among the Operating Expenses listed on Schedule A-2; (ii) any expense (net of related revenue) not incurred by VFAM in its normal operations based on its business plan as amended from time to time and (iii) any expense (net of related revenue) resulting from a material change in the way VFAM conducts its business. It is the intention of this paragraph that VFAM shall be operated in such a way as to maximize its realization of Contingent Earnings as rapidly as possible without sacrificing altogether opportunities for long-term growth or prudent management.

(e) Pre-tax Profit shall be adjusted for the net amount of all non-recurring items (including but not limited to items set forth below) as follows: (i) if the net amount of such items plus carryovers from prior Fiscal Years resulting from the application of this subsection is less than $300,000 (whether revenue or expense) in any Fiscal Year, then the full amount thereof shall be included in the determination of Pre-tax Profit for the Fiscal Year; or (ii) if the net

amount of such items plus carryovers from prior Fiscal Years is greater than $300,000 (whether revenue or expense), then the amount above $300,000 (whether revenue or expense) shall be eliminated from the calculation of Pre-tax Profit for the current Fiscal Year and carried over into the next Fiscal Year. Non-recurring items subject to this subparagraph (e) shall include but not be limited to (i) commissions on the private placement of securities, net of commissions paid to client representatives; and (ii) “bonuses” owed client representatives pursuant to their contracts if such bonuses are more than 5% above budget for all such representatives in the aggregate, and only the excess above 5% over the budget shall be treated as a non-recurring item. The budget for bonuses in this category shall be reasonable in relation to prior performance and realistic expectations for the future.

(f) Where permissible by law and subject to the fiduciary obligations of SBI or any SBI affiliate, SBI shall use its reasonable efforts to provide VFAM with the opportunity to earn income in the form of commissions on portfolio transactions for SBI or SBI affiliates or customers, and fees for management of SBI’s portfolio of securities or the portfolios of SBI affiliates and customers.

Section 1.03 Payment Due. Upon the earlier of (i) the completion of the Fiscal Year end audit of the books and records of VFAM, or (ii) sixty days following the Fiscal Year end (the “Calculation Date”), VFAM shall notify SBI and the Associates’ Representative named below in accordance with Section 1.08 hereof, of the aggregate amount of Contingent Earnings earned, if any, and SBI shall cause VFAM to deposit the amount of such Contingent Earnings with the Escrow Agent on or before March 15.

In accordance with Sections 1.05 and 8.04 of the Stock Purchase Agreement, SBI shall not be required to pay to the Escrow Agent (and the Escrow Agent shall return to SBI) amounts which would otherwise constitute Contingent Earnings if but only to the extent that such amounts are necessary to meet an Associate’s obligation to pay a Proportionate Share of the Post-Closing Adjustment, if any, or Deficiency, if any, as defined in Sections 1.05 and 8.02 of the Stock Purchase Agreement, which Adjustment or Deficiency has been finally determined to be due from the Associate in accordance with Sections 1.05 and 8.03 but which the Associate did not pay when due.

Section 1.04 Acceleration of Payments. All potential Contingent Earnings up to $4,500,000 not previously paid, less amounts properly retained by SBI to satisfy any Associate’s proportionate share of the Post-closing Adjustment as defined in and contemplated by Section 1.05 of the Stock Purchase Agreement or Deficiency as defined in Section 8.02 of the Stock Purchase Agreement, shall become due and immediately payable to the Escrow Agent by VFAM, or if VFAM does not or cannot pay, then by SBI, upon the happening of any of the following events: (a) VFAM fails to make a Contingent Earnings payment when due (after dispute resolution where applicable), provided SBI and VFAM are given 30 days’ notice within which to make the past due payment; (b) VFAM discharges any of Bernard A. Francis, Jr., Frank Corace or James Gibson for any reason other than “cause” (as defined and provided for in the employee’s employment agreement), unless such discharge is approved by the vote of two-thirds (2/3) or more of VFAM’s Board of Directors; (c) SBI commits a material breach of Sections 3.01 or 3.02 of this Agreement and such breach is not cured within thirty (30) days after notice thereof, or (d) payment is accelerated in accordance with Section 3.02(c) hereof.

Section 1.05 (a) Escrow Account, Sub-Accounts and Priorities. Contingent Earnings payments to the Escrow Agent shall be held in a single account but shall be allocated on the Escrow Agent’s records in order of priority to the five separate and distinct sub-accounts shown on Schedule A-1; i.e., the first $1,347,187 of Contingent Earnings payments shall be allocated to Sub-account 1, the next $1,500,000 to Sub-account 2, the next $1,036,770 to Sub-account 3, the next $276,405 to Sub-account 4 and the next $339,638 to Sub-account 5.

(b) Distributions from Sub-Accounts. Distributions are expected to be ordinary income to the recipient. Partial distributions made before a Sub-account has been fully credited with Contingent Earnings shall be made to the members of the Associates Group entitled to participate therein pro rata based on their percentage interests in that Sub-account. VFAM shall be entitled to deduct from such distributions any amounts required to be withheld by any applicable federal or state income tax withholding laws or amounts due in respect of social security or other statutory deductions.

(A) Sub-account 1. Amounts credited to Sub-account 1 for each of the Fiscal Years ended December 31, 2000, 2001 and 2002 shall be distributed as follows, except that Kelly Malloy’s pro rata share shall be paid to her when received by the Escrow Agent:

(i)	1/3 on March 15, 2003,

(ii)	1/3 on March 15, 2004

(iii)	1/3 on March 15, 2005

Amounts credited to Sub-account 1 for Fiscal Year December 31, 2003 shall be distributed as follows:

(i)	½ on March 15, 2004; and

(ii)	½ on March 15, 2005.

Amounts credited to Sub-account 1 for Fiscal Year 2004 or later years shall be distributed upon receipt.

(B) Sub-account 2. Amounts credited to Sub-account 2 shall be distributed by the Escrow Agent upon receipt.

(C) Sub-account 3. Amounts credited to Sub-account 3 shall be distributed on the dates specified for distributions from Sub-account 1, except that Joseph J. Miller’s and Kelly Malloy’s pro rata shares shall be paid to them when received by the Escrow Agent. If no amount is credited to Sub-account 3 until March 15, 2005, then amounts credited then and thereafter shall be distributed by the Escrow Agent upon receipt.

(D) Sub-account 4. Amounts credited to Sub-account 4 shall be distributed by the Escrow Agent upon receipt.

(E) Sub-account 5. Amounts credited to Sub-account 5 shall be distributed on the dates specified for distributions from Sub-account 1, except that Kelly Malloy’s pro rata share shall be paid to her when received by the Escrow Agent. If no amount is credited to Sub-account 5 until March 15, 2005, then amounts credited then and thereafter shall be distributed by the Escrow Agent upon receipt.

Section 1.06 Accelerated Distribution of Contingent Earnings. Notwithstanding the deferral of distributions provided for in Section 1.05(b), in the event an Employee, is terminated without cause, dies or is permanently disabled, in each case as defined in the employee’s Employment Agreement, VFAM shall promptly instruct the Escrow Agent to distribute to such Employee, or his or her heirs, such amount of Contingent Earnings as has been or is subsequently credited to each Sub-account in which the Employee is named as a participant on such Associate’s Schedule A-1.

Section 1.07 Termination of Employment. VFAM shall not be obligated to pay an Associate who is an Employee any Contingent Earnings if, at any time before a distribution is made pursuant to Section 1.05(b), the Employee’s employment with VFAM has been terminated voluntarily by the Employee or by VFAM for cause pursuant to his or her Employment Agreement; provided, however, that Kelly Malloy’s payments shall be made when due as herein provided despite termination of her employment voluntarily or otherwise. Amounts which would otherwise have been distributed to an Employee from Sub-accounts 1, 3 and 5 but for this Section 1.07 shall be distributed to VFAM employees as directed by VFAM’s Board of Directors.

Section 1.08 Notice of Contingent Earnings Amount. Each year on the Calculation Date, VFAM shall provide the Associates’ Representative named in Section 4.01, notice of its calculation, with supporting financial statements and appropriate explanations when reasonably requested, of the Contingent Earnings for such fiscal year (“Calculation Notice”);

(a) No Objection. If the Associates’ Representative has not given VFAM written notice of any objection to the Contingent Earnings calculation within thirty (30) days following his or her receipt of the Calculation Notice, then the amount set forth in the Calculation Notice will be deemed the Contingent Earnings for such fiscal year.

(b) Objection. If the Associates’ Representative has any objections to the Calculation Notice, then he or she must provide VFAM with written notice of the objections within thirty (30) days following his or her receipt of the Calculation Notice. The written notice must describe in reasonable detail the manner in which VFAM allegedly failed to account for or calculate the Contingent Earnings in accordance with this Agreement. Except with respect to fraud, bad faith or willful misconduct by VFAM, the Associates’ Representative and the members of the Associates Group will be precluded from later raising any objection to the Contingent Earnings which is not raised in the notice.

VFAM and Associates’ Representative will use reasonable efforts to resolve any objections to the Contingent Earnings calculation. If VFAM and Associates’ Representative do not resolve the objections within thirty (30) days after VFAM’s receipt of Associates’ Representative’s written notice of objections, then VFAM and Associates’ Representative will select an accounting firm mutually acceptable to them to resolve any remaining objections. If VFAM and Associates’ Representative are unable to agree on an accounting firm, they will select a nationally-recognized accounting firm (excluding their respective regular outside accounting firms) by lot. Any accounting firm agreed to or chosen in this way is hereinafter referred to as the “Accountants”. The Associates’ Representative shall be under no obligation to initiate a determination by the Accountants unless and until some or all of the Associates Group agree in writing to pay any fees and expenses incurred in accordance with Section 1.08(c) hereof, and deposit with the Associates’ Representative such amount of money as he shall consider sufficient in his reasonable judgment to cover the estimated amount of such fees and expenses.

If a dispute is submitted to the Accountants for resolution, VFAM and Associates’ Representative: (i) will exchange and furnish or make available to the Accountants at reasonable times and upon reasonable notice, the Contingent Earnings calculations, and such financial statements, work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), including supporting schedules, work papers and back-up materials used in preparing the Contingent Earnings calculation, the books, records, and financial staff of VFAM, the parties’ accountants, and summaries by VFAM and the Associates’ Representative of their resolution of any objections thereto; and (ii) will be afforded the opportunity to present to the Accountants any material relating to the Accountants’ determination, and to discuss with the Accountants in a hearing with all parties present, the Accountants’ determination.

The role of the Accountants will be to determine whether VFAM properly accounted for and calculated the Contingent Earnings in accordance with this Agreement. If the Accountants determine that any disputed items resulted in an incorrect determination of the Contingent Earnings, then the Accountants will recalculate the Contingent Earnings for the applicable Fiscal Year and so notify VFAM and Associates’ Representative. Such amount will be deemed the Contingent Earnings. The Accountant’s determination of Contingent Earnings for the Fiscal Year in question, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties.

(c) Expenses. If the Associates’ Representative is good faith submits any dispute to the Accountants for resolution as provided in Sections 1.08(a) and 1.08(b), and the Accountants determine that VFAM’s calculation of Contingent Earnings was understated by $1,000 or more, then the fees and expenses of the Accountants, VFAM and the Associate’s Representative shall be paid by SBI; otherwise, all such fees and expenses shall be paid by the Associates’ Representative from the deposit provided for above and, if the deposit is insufficient, the excess shall be paid by those persons in the Associates Group who agreed to pay such fees and expenses.

PROHIBITED ACTIVITIES

Section 2.01 No Solicitation. During the term of this Agreement and until the final distributions in accordance with the Escrow Agreement no Associate shall:

(a) call upon any person who is, at that time, or was at any time within six months prior thereto an employee of VFAM for the purpose or with the intent of enticing such employee away from or out of the employ of VFAM without the prior written approval of VFAM;

(b) call upon any person who is, at the time, or has been, within one year prior to that time, a customer or client or a prospective client actively being solicited, of VFAM or Valley Forge Investment Companies, Inc. for the purpose of soliciting or selling services in direct competition with VFAM or SBI without the prior written approval of VFAM. This prohibition shall not be deemed to prevent Valley Forge Investment Corp. (“VFIC”) from approaching any client or former client of VFAM and offering a participation in a private placement sponsored by VFIC in the event that VFAM declines to participate in such an offering.

COVENANTS BY SBI

Section 3.01 VFAM Business. Until $4,500,000 of Contingent Earnings have been paid to the Escrow Agent in accordance with this Agreement, SBI covenants that it will: (a) preserve the separate identity of VFAM and maintain within VFAM all of the asset management business previously conducted by VFAM; (b) permit VFAM to conduct its business as it has in the past or in accordance with business plans approved pursuant to Section 3.02; (c) provide VFAM with information about SBI and affiliates as necessary for VFAM to make regulatory filings with the SEC and the NASD; (d) provide VFAM with at least $100,000 of excess “net capital” for regulatory purposes in the form of common equity or fully subordinated debt; (e) provide VFAM with notice of any material adverse change in SBI’s financial condition or conduct of business on the part of itself or its subsidiaries; and (f) not take any action or omit to take any action directly or indirectly which adversely affects VFAM’s registration as a broker-dealer under the Securities Exchange Act of 1934 and applicable state law, its registration as an investment adviser under the Investment Advisors Act of 1940, or its ability to carry on its business as an investment adviser and broker-dealer.

Section 3.02 Board of Directors. Until all potential Contingent Earnings payments have been paid to the Escrow Agent in accordance with this Agreement:

(a) SBI shall provide that VFAM shall have a nine member Board of Directors, four of whom shall be designated by Joseph J. Miller, Jr., subject to SBI’s Board approval which shall not be unreasonably withheld, and the other five by SBI. If Joseph J. Miller, Jr. should die or otherwise become unable to effectively designate candidates for the Board, Richard W. Ireland shall so act in his place. If Messrs. Miller and Ireland should die or otherwise become unable to effectively designate candidates for the Board, the Associates Group by majority vote shall select a person to act in their place. Ireland or any other person so selected to act is hereinafter referred to as Miller’s “Replacement.” The initial designees for the Board of Directors of VFAM shall be Joseph J. Miller, Jr., Frank C. Corace, Bernard A. Francis, Jr., and Donald E. Born. Future designees for the VFAM Board of Directors shall be subject to SBI Board approval which shall not be unreasonably withheld;

(b) subject to (c), next, all material strategic, tactical and operational decisions concerning the business of VFAM, including but not limited to the adoption of business plans and budgets shall be the responsibility of the Board of Directors of VFAM and shall at the request of any member of the VFAM Board of Directors be put to the vote of such Board of Directors; provided, however, that notwithstanding anything to the contrary herein, the declaration and payment of dividends, equity issuances, long-term debt financing and compliance with the laws and regulations of regulatory agencies applicable to SBI or its affiliates shall be the sole responsibility of SBI and not the Board of Directors of VFAM. If any proposal or other matter is proposed to and voted in favor of by the VFAM Board which is of such a nature that it has a reasonable possibility to delay the realization of Contingent Earnings, any three Directors who object may require that the proposal or other matter be submitted to arbitration in accordance with Section 4.02 hereof; and

(c) If and so long as VFAM’s Adjusted Pre-tax Profit equals or exceeds the Adjusted Pre-tax Profit specified on Schedule A-4 year by year, then notwithstanding the provisions of subsection (b), above,

(i) if the Board of Directors of VFAM does not approve a business plan or a budget for VFAM, or any amendment thereof, that is proposed by VFAM’s CEO, and is approved by Joseph J. Miller, Jr. (“Miller”), or in the event of Miller’s inability to act, is approved by his Replacement selected in accordance with Section 3.02(a), or

(ii) if the Board of Directors or any officer of SBI interferes with the operation of VFAM’s business while it is being operated in accordance with a plan and budget so proposed and approved, and such interference is documented to SBI in writing and not corrected within 30 days after notice; provided, however, that the following shall not be deemed interference with the operation of VFAM’s business: (a) SBI causing VFAM to pay dividends in SBI’s sole discretion if the requirement of Section 3.01(d) is complied with, (b) any objection to an equity issuance or long-term debt financing, or (c) SBI requiring VFAM to provide information or other assistance to SBI in regard to SBI’s compliance with the laws or regulations applicable to SBI or its affiliates, then in any such event, upon demand by VFAM’s CEO, or by Miller or by his Replacement, SBI shall forthwith pay to the Escrow Agent all potential Contingent Earnings up to $4,500,000 not previously paid;

Provided, however, that no bonuses shall be budgeted or paid without the approval of a majority of VFAM’s Board of Directors which in the aggregate exceed:

(a) $350,000 for regular semi-annual bonuses such as have been awarded in years past for employees (currently employed or their replacements) whose bonuses are not based on an employment contract formula, plus

(b) reasonable semi-annual bonuses in accordance with past practice for new hires who are additions to VFAM’s current staff, plus

(c) the aggregate amount budgeted for all employees with sales responsibility whose bonuses are based on an employment contract formula.

The CEO shall have full discretion with regard to the allocation of bonuses among employees and shall have discretion to award some bonus to an employee with sales responsibility who does not qualify for a bonus in accordance with his employment contract formula; provided, however, that the CEO’s bonus must be approved by Miller or his Replacement.

A business plan or budget proposed by VFAM’s CEO and approved by Miller or his replacement, and any amendment thereof, shall be deemed approved if a majority of the VFAM Board of Directors does not vote to disapprove the same within 30 days after it is submitted to the Board of Directors. The obligation of SBI to pay to the Escrow Agent all potential Contingent Earnings up to $4,500,000 not previously paid, in the event of the disapproval of a business plan or budget or an amendment thereof, shall not be subject to arbitration pursuant to Section 4.02 hereof. A claim of interference with the operation of VFAM’s business shall be subject to arbitration in accordance with such Section.

It is the intention of this Section 3.02(c) that so long as VFAM earns Adjusted Pre-tax Profit year by year as set forth in Schedule A-4, then Miller and the Miller nominees on the VFAM Board shall be permitted to make all material strategic and operational decisions concerning the business of VFAM, subject to the limitations of this Section 3.02(c), until such time as SBI pays to the Escrow Agent $4,500,000 in Contingent Earnings payments.

Section 3.03 Future Stock Options. If and when not inconsistent with the best interests of shareholders as determined by SBI in its reasonable discretion, SBI will recommend to its shareholders an increase in the amount of shares it has registered under its Equity Compensation Plan for stock options so that VFAM employees may participate in such plan upon recommendation of VFAM’s Chief Executive Officer and approval by SBI’s Compensation Committee. There is no guaranty whether or when such a recommendation may be made.

Section 3.04 New Bonus Program. After the Fiscal Year in which the full Contingent Earnings of $4,500,000 has been earned by VFAM, SBI will institute a new executive bonus program whereby certain VFAM employees (such employee participants to be selected upon recommendation of VFAM’s Chief Executive Officer and approved by the Board of Directors of VFAM) will be paid each Fiscal Year a share of VFAM’s Adjusted Pre-tax Profit, (determined as provided in Section 1.02 hereof) above $3,200,000. The share of such Adjusted Pre-tax Profit to be paid to employees shall be such percentage, not greater than 50% of the excess, as will leave VFAM with an Adjusted Pre-tax Profit after payment of the bonus that is at least 10% more than the highest comparable Adjusted Pre-tax Profit figure for any prior year. See Schedule A-5 for an illustration. This new executive bonus program shall end upon the earlier of (i) five years after the end of the Fiscal Year in which the full Contingent Earnings of $4,500,000 has been earned under this Agreement or (ii) December 31, 2009.

MISCELLANEOUS

Section 4.01 Associate Representative. Each Associate hereby appoints David S. Foulke as his, her, or its attorney-in-fact (the “Associate Representative”), to act with full and complete authority for such Associate in all matters between the Associate and VFAM or SBI pursuant to or in connection with this Agreement as fully as the Associate could do personally, including but not limited to, the execution of the Escrow Agreement and any and all other agreements, undertakings, consents and other documents, instruments and papers as may be necessary or desirable in connection with matters arising under this Agreement, and to accept delivery of any and all such agreements, undertakings, consents and other documents on behalf of the Associate. This Power of Attorney is a power coupled with an interest as provided by applicable law and shall survive, bankruptcy or mental incapacity of each Associate to the extent that such Associate may legally contract for such survival, and all parties to this Agreement or any person to whom any of the agreements, undertakings, consents and other documents referred to above are delivered may conclusively presume and rely upon this Power of Attorney without further inquiry. The appointment may only be revoked in a writing which shall name a successor who agrees to be bound by the terms of this Agreement and shall be signed by a majority in interest of the Associates Group as indicated by the sums potentially to be distributed to them.

Section 4.02 Arbitration. With exception of objections which are covered by Section 1.08 relating to the accounting for and determination of Contingent Earnings, the parties shall submit the resolution of any claim, cause of action or dispute between the parties arising under this Agreement to expedited, binding arbitration pursuant to this Section.

(a) Any claim, cause of action or dispute between the parties arising under this Agreement submitted to arbitration under this Section (“Arbitrated Disputes”) shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in Philadelphia, Pennsylvania, and, except as expressly provided in this Agreement, shall be conducted in accordance with the Expedited Procedures under the Commercial Arbitration Rules of the AAA, as such rules may be amended from time to time (the “Rules”). The hearing locale shall be Philadelphia, Pennsylvania. The hearing shall be before a panel of three arbitrators, one of whom shall be selected by the Associates’ Representative, one of whom shall be selected by SBI and the third of whom shall be selected by the other two arbitrators.

(b) The Arbitrators’ decision (the “Decision”) shall be binding, and the prevailing party may enforce the Decision in any court of competent jurisdiction.

(c) The parties shall use their best efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including, but not limited to, providing such documents and making available such of their personnel as the Arbitrators may request, so that the Decision may be reached timely. The Arbitrators shall take into account the parties’ stated goal of expedited proceedings in determining whether to authorize discovery and, if so, the scope of permissible discovery and other hearing and pre-hearing procedures.

(d) The authority of the Arbitrators shall be limited to deciding matters presented to them and they may award damages or grant other relief as appropriate. They shall have no right to award punitive damages. The Arbitrators shall have such power and establish such procedures as are provided for in the Rules, so long as such powers and procedures consistent with this Section and are necessary to resolve the Arbitrated Dispute within the time periods specified in this Agreement. The Arbitrators shall render a Decision within thirty (30) days after being appointed to serve as Arbitrators unless the parties otherwise agree in writing or the Arbitrators make a finding that a party has carried the burden of showing good cause for a longer period.

(e) Each party shall pay its own expenses of arbitration and the expenses of the Arbitrators shall be equally shared; provided, however, that, if in the opinion of the Arbitrators, any claim or defense or objection thereto by either party is unreasonable; the Arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys’ fees) of the other party and of the Arbitrators against the party raising such unreasonable claim, defense or objection.

Section 4.03 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand and receipt acknowledged in writing; (b) when sent by telecopier with confirmation received if sent by 12:00 noon, or the next business day if sent after such time, provided that a copy is sent that day by a nationally recognized overnight delivery service; or (c) two business days after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

(a)	if SBI to:

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543

Attention- Robert S. Bolinger, President and Chief Executive Officer

Telecopy No: 717-626-1874

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: John F. Bales, III, Esq.

Telecopy No: 215-963-5299

(b)	if VFAM to:

Valley Forge Asset Management Corporation

PO Box 837

Valley Forge, PA 19482

Attention: Bernard A. Francis, Jr.

Telecopy No: 610-687-1848

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention: John F. Bales, III, Esq.

Telecopy No: 215-963-5299

(c)	if to Associates’ Representative or any Associate:

David S. Foulke, Esq.

PO Box 286

Spring House, PA 19482

Telecopy No: 215-855-0250

Section 4.04 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (other than the laws regarding choice of laws and conflicts of law that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 4.05 Waiver. The parties’ rights and remedies to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 4.06 Entire Agreement. This Agreement supersedes all previous negotiations, commitments, writings and agreements between the parties with respect to the subject matter hereof and constitutes a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to the subject matter hereof.

Section 4.07 Assignment Successors and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties hereto and the

Associates’ Representative any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 4.08 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 4.09 Section Headings – Construction. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise expressly provided, all references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and will mean “including but not limited to” and “including without limitation.”

Section 4.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 4.11 Books and Records. VFAM shall maintain such additional books and records as shall be reasonably necessary to document and carry out the provisions hereof. Such books and records shall be open to inspection and copying by the Associates’ Representative and by accountants, attorneys and other consultants designated by the Associates’ Representative upon reasonable notice to VFAM. The Associates’ Representative shall cause all such books and records to be kept confidential by itself and its employees and the Associates.

Section 4.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

Section 4.13 Effective Date. This Agreement shall become effective (the “Effective Date”) on the same date and at the same time that the Closing takes place pursuant to the Stock Purchase Agreement of even date herewith between SBI and the holders of common stock of VFAM.

Section 4.14 Amendment. Amendments to this Agreement may be proposed by SBI, VFAM or the Associate Representative on behalf of the Associates Group. An amendment will be effective only if approved by SBI, VFAM and a majority in interest of the Associates Group as indicated by the sums then potentially distributable to them under the Agreement; provided, however, that no amendment shall be adopted if it would change the dollar amount potentially distributable to any Associate under this Agreement without the consent of that Associate. In seeking approval from the members of the Associates Group, the Associate Representative may request a written response from each Associate and impose a period of not less than ten days for such response, with the failure to respond being deemed approval of the proposed amendment.

The parties have executed and exchanged copies of this Agreement on the date first written above.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Robert S. Bolinger
Name/Title: President

VALLEY FORGE ASSET MANAGEMENT CORPORATION

By:	/s/ Joseph J. Miller, Jr.
Name/Title: President

ASSOCIATES

/s/ Joseph J. Miller, Jr.
Joseph J. Miller, Jr.

/s/ Frank C. Corace
Frank C. Corace

/s/ Donald L. Born
Donald L. Born

/s/ Bernard A. Francis, Jr.
Bernard A. Francis, Jr.

/s/ James E. Gibson
James E. Gibson

/s/ Mary Marosky
Mary Marosky

/s/ Kelly C. Malloy
Kelly C. Malloy

/s/ Steven Smales
Steven Smales

/s/ Kathleen Friel
Kathleen Friel

/s/ David S. Foulke
David S. Foulke

Valley Forge Investment Corp.

By:	/s/ Brian G. McElwee

CONTINGENT EARNINGS AGREEMENT

AMENDMENT NO. 1

THIS AMENDMENT No. 1 to the Contingent Earnings Agreement is made this 20th day of November 2000, by and among SUSQUEHANNA BANCSHARES, INC., a Pennsylvania business corporation registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (“SBI”), VALLEY FORGE ASSET MANAGEMENT CORPORATION, a Pennsylvania corporation (“VFAM”), and the Associates Group (as set forth in the Agreement, defined below).

RECITALS

SBI, VFAM and the Associates Group have heretofore entered into a Contingent Earnings Agreement dated December 23, 1999 (the “Agreement”).

SBI, VFAM and the Associates Group desire to amend the Agreement on the terms and conditions set forth herein.

AGREEMENT

In receipt of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. The reference in Section 1.02(e)(i) in the Agreement to the amount of “$300,000” is hereby deleted in its entirety and replaced with the amount of “$800,000.”

2. The reference in Section 1.02(e)(ii) in the Agreement to the amount of “$300,000” is hereby deleted in its entirety and replaced with the amount of “$800,000.”

3. All other terms and conditions of the Agreement not amended hereby shall remain in full force and effect.

4. This Amendment No. 1 to the Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment No. 1 and all of which, when taken together, will be deemed to constitute one and the same Amendment No. 1 to the Agreement.

5. In accordance with Section 4.14 of the Agreement, this Amendment No. 1 shall become effective upon approval (evidenced by the signatures below) of a majority in interest in the Associates Group as indicated by the sums potentially distributable to them as of the date of this Amendment No.1.

The parties have executed this Amendment No. 1 to the Agreement on the date first written above.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Robert S. Bolinger
Title:

VALLEY FORGE ASSET MANAGEMENT CORPORATION

By:	/s/ Bernard A. Francis, Jr.
Title:	President & Chief Executive Officer

ASSOCIATES

/s/ Joseph J. Miller, Jr.
Joseph J. Miller, Jr.

/s/ Frank C. Corace
Frank C. Corace

/s/ Donald L. Born
Donald L. Born

/s/ Bernard A. Francis, Jr.
Bernard A. Francis, Jr.

/s/ James E. Gibson
James E. Gibson

/s/ Mary Marosky
Mary Marosky

/s/ Kelly C. Malloy
Kelly C. Malloy

/s/ Steven Smales
Steven Smales

/s/ Kathleen Friel
Kathleen Friel

/s/ David S. Foulke
David S. Foulke

Valley Forge Investment Corp.

By:	/s/ Brian G. McElwee